COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

100% INCREASE IN FOURTH QUARTER 2011 EARNINGS FROM CONTINUING OPERATIONS TO $20.7 MILLION, OR $0.48 PER DILUTED SHARE;

50% INCREASE IN FOURTH QUARTER 2011 ADJUSTED CASH FLOW TO $99.4 MILLION, OR $2.33 PER DILUTED SHARE;

24% INCREASE IN FOURTH QUARTER 2011 PRODUCTION TO 2.70 MILLION BARRELS OF OIL EQUIVALENT;

20% INCREASE IN YEAR-END PROVED RESERVES TO A RECORD 159.6 MILLION BARRELS OF OIL EQUIVALENT

HOUSTON, February 23, 2012 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $20.7 million for the fourth quarter of 2011, or $0.48 per diluted share, a 100% increase when compared to fourth quarter 2010 earnings from continuing operations of $10.3 million, or $0.25 per diluted share and an increase of 22% when compared to earnings of $17.0 million in the third quarter of 2011.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for the fourth quarter of 2011 increased 50% to $99.4 million, or $2.33 per diluted share, compared to $66.3 million, or $1.65 per diluted share, for the fourth quarter 2010 and increased 10% when compared to adjusted cash flow of $90.0 million, or $2.11 per diluted share, for the third quarter of 2011.

Swift Energy produced 2.70 million barrels of oil equivalent (“MMBoe”) during the fourth quarter of 2011, a 24% increase over fourth quarter 2010 production, and a 6% sequential increase compared to third quarter 2011 production of 2.54 MMBoe.

Oil and gas proved reserve estimates at year-end 2011 of 159.6 MMBoe were 20.2% higher than 2010 year-end proved reserve estimates of 132.8 MMBoe, accomplished even after the reduction of approximately 16 MMBoe for proved reserves that were sold during the fourth quarter of 2011.  This record level of year-end proved reserves for the Company is primarily due to the activity level and performance of its South Texas core area.

Terry Swift, CEO of Swift Energy, stated, “The Company delivered strong operational and financial results during the fourth quarter of 2011.  With average daily production for the quarter of slightly more than 29,000 barrels of oil equivalent (“Boe”) and a year-end daily production rate of greater than 31,000 Boe, we’ve entered 2012 with strong operational momentum.  Financially, our expected 2012 cash flows combined with over $250 million in cash at year-end provide ample liquidity to fully fund our 2012 capital program.  This operational momentum and sound financial position are in place to drive record production and reserve results in 2012.

“Our South Texas core area remains the focus of our near term activity and is driving consistent production growth.  We completed 12 gross wells in South Texas during the quarter and expect to maintain that pace now that we have six drilling rigs running in the area.  Having fulfilled our near-term obligations on most of our acreage prospective for dry natural gas production in South Texas, we will be concentrating on our higher return, liquids rich acreage almost exclusively this year.  As our drilling program becomes more focused on our most productive acreage, we will also benefit from improved drilling and completion efficiencies and cost savings.

“We’ve prefunded our expected 2012 capital expenditures by issuing $250 million of new long-term debt during the fourth quarter.  This financing allows us to sign up the essential materials and services we need to execute our long term strategy of consistent reserves and production growth.  Our cash flows also continue to benefit from our exposure to premium pricing found in Gulf Coast crude oil markets.

“In 2012, our operational momentum and financial position have led us to target 14% to 20% production growth and 10% to 15% proved reserves growth over 2011 levels, which would be record volumes for both production and reserves.  While we monitor the depressed natural gas price environment closely, our balanced and diversified asset portfolio and financial strength affords us numerous opportunities to focus activity in liquids rich areas to grow our revenues and cash flows.”

Fourth Quarter Revenues and Expenses

Total revenues for the fourth quarter of 2011 increased 34% to $155.1 million from the $116.0 million generated in the fourth quarter of 2010, primarily attributable to higher prices for oil and natural gas liquids (“NGL’s”) and higher natural gas and  NGL production volumes.

Depreciation, depletion and amortization expense (“DD&A”) of $21.52 per barrel of oil equivalent (“Boe”) in the fourth quarter of 2011 increased 6% from $20.35 per Boe of DD&A in the comparable period in 2010, primarily due to a higher overall depletable base.

Lease operating expenses, before severance and ad valorem taxes, were $9.82 per Boe in the fourth quarter 2011, a decrease of 4% compared to $10.24 per Boe in the fourth quarter of 2010.  Aggregate lease operating expenses increased 18% due to higher product transportation costs, salt water disposal costs, and other cost increases from our South Texas operations, while the per Boe decrease is due to higher production volumes in the current period.

Severance and ad valorem taxes decreased to $4.92 per Boe in the fourth quarter 2011 from $5.41 per Boe in the fourth quarter of 2010 due to a shift in product and regional mix, as well as reduced tax rates for tight sand natural gas production related to South Texas Eagle Ford and Olmos completions.

General and administrative expenses decreased to $4.70 per Boe during the fourth quarter of 2011 from $4.74 per Boe in the same period in 2010. Interest expense decreased to $3.75 per Boe in the fourth quarter of 2011 compared to $3.95 per Boe for the same period in 2010.  Per unit declines in both of these categories were the result of higher production volumes in the current period.

Reserve Estimates

Swift Energy’s year-end 2011 estimate of proved reserves as of December 31, 2011 was 159.6 MMBoe, 20.2% higher than 2010 year-end proved reserves of 132.8 MMBoe.  These year-end 2011 proved reserves are 36% crude oil and natural gas liquids and 35% proved developed.

Swift Energy’s year-end 2011 proved reserves were valued at approximately $1.9 billion of present value discounted at 10% per year (PV-10), compared to a PV-10 value of $1.8 billion for the Company’s 2010 year-end proved reserves.  Pricing for 2011 reserves and PV-10 calculations utilized $103.87 per barrel for crude oil and $3.89 per thousand cubic feet (“Mcf”) for natural gas, compared to $78.31 per barrel and $4.08 per Mcfe used for reserves valuation at year-end 2010.  (See page 7 for a reconciliation of PV-10 value at year-end 2011, a non-GAAP measure, to the GAAP standardized measure of discounted future cash flows).

Fourth Quarter Pricing

The Company realized an aggregate average price of $57.73 per Boe during the quarter, up from the $52.98 per Boe average price received in the fourth quarter of 2010.

In the fourth quarter of 2011, Swift Energy’s average crude oil prices increased 31% to $111.79 per barrel from $85.52 per barrel realized in the same period in 2010.  For the same periods, average natural gas prices were $3.39 per thousand cubic feet (“Mcf”), a decrease of 5% from the $3.57 per Mcf average price realized a year earlier.  Prices for NGLs averaged $52.86 per barrel in the fourth quarter, a 23% increase from fourth quarter 2010 NGL prices of $42.81 per barrel.

Fourth Quarter Drilling Activity

In the fourth quarter of 2011, Swift Energy drilled twelve operated development wells and participated in two non-operated wells.  In the Company’s South Texas core area, eight operated horizontal development wells were drilled to the Eagle Ford shale: three wells in McMullen County, three in Webb County and two in LaSalle County.  Three operated development wells were drilled to the Olmos formation in McMullen County.  Two non-operated development wells were drilled to the Eagle Ford shale in McMullen County.

In Swift Energy’s Central Louisiana/East Texas core area, one operated well targeting the Austin Chalk formation was drilled in the Masters Creek field.

There are currently six operated rigs drilling in the Company’s South Texas core area and one operated barge rig drilling in its Southeast Louisiana area.

Operations Update:

South Texas Operations

In the Company’s South Texas core area, eleven operated wells and one non-operated well were completed during the fourth quarter.  In McMullen County, five operated Eagle Ford wells, three operated Olmos wells and one non-operated Eagle Ford well were completed.  In Webb County, two operated Eagle Ford wells were completed and in LaSalle County, one operated Eagle Ford well was completed.

Initial Production Test Rates of South Texas Horizontal Wells
Completed in Fourth Quarter 2011
(Operated and 100% Working Interest, unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Choke Setting	Pressure (psi)
SMR EF 4H	McMullen – Eagle Ford	1,398	69	0.6	16/64”	3,125
SMR EF 5H	McMullen – Eagle Ford	1,188	50	0.4	14/64”	3,600
NBR EF 3H	McMullen – Eagle Ford	486	472	3.2	20/64”	4,750
NBR EF 4H	McMullen – Eagle Ford	474	414	2.8	20/64”	3,300
Discher EF 2H	McMullen – Eagle Ford	372	65	0.7	12/64”	2,638
R. Bracken 39H	McMullen – Olmos	--	353	5.3	20/64”	4,950
SMR OL 2H	McMullen – Olmos	744	264	1.7	20/64”	2,800
AFP OL 8H	McMullen – Olmos	360	86	1.3	20/64”	3,682
Bracken JV 11H (Non-Operated)	McMullen – Eagle Ford	480	513	4.4	20/64”	3,950
Fasken B EF 6H	Webb – Eagle Ford	--	--	5.3	20/64”	3,360
Fasken B EF 7H	Webb – Eagle Ford	--	--	7.6	18/64”	4,057
A.R. EF 2H	LaSalle – Eagle Ford	288	402	3.4	18/64”	2,900

Initial Production Test Rates of South Texas Horizontal Wells
Completed to Date in First Quarter 2012
(Operated and 100% Working Interest, unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Choke Setting	Pressure (psi)
Discher EF 3H	McMullen – Eagle Ford	645	130	1.3	20/64”	1,885
SMR JV EF 1H (52% W.I.)	McMullen – Eagle Ford	630	48	0.4	12/64”	3,457
Whitehurst OL 2H	McMullen – Olmos	760	165	2.5	20/64”	3,892
Bracken JV 12H (Non-Operated)	McMullen – Eagle Ford	24	656	5.7	20/64”	5,838
Fasken B EF 8H	Webb – Eagle Ford	--	--	7.6	20/64”	4,085
Fasken B EF 1H	Webb – Eagle Ford	--	--	7.1	20/64”	5,082
Carden EF 5H	LaSalle – Eagle Ford	156	331	3.7	20/64”	3,100

Southeast Louisiana

In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program.  The average initial production response of ten recompletions that were performed was approximately 171 gross Boe/d per well. The six production optimization projects that were carried out averaged an initial production response of approximately 99 gross Boe/d per well.

Late in the fourth quarter, a drilling rig was moved into the Lake Washington field.  This rig will remain active in the field for most of 2012 drilling 5 to 10 wells.  The first well of this program, the CM 419, was drilled to a measured depth of 8,489 feet and encountered 87 feet of true vertical pay.  This well will be tested following the completion of a flow line installation.

A second well, the CM 421, is currently being drilled and has encountered approximately 227 feet of true vertical pay through its current depth.  This well will continue drilling to its depth objective and be completed during the first quarter.

Central Louisiana/East Texas

In the Company’s Central Louisiana/East Texas core area, one operated well was drilled to the Austin Chalk formation in the Masters Creek field in Vernon Parish, LA.

The Exxon Corp. #10-1 was recently completed and produced hydrocarbons at initial test rates of 836 bbls/d of oil and 5.4 MMcf/d of natural gas with flowing tubing pressure of 2,565 psi on a 48/64” choke.  This well also produced significant volumes of water during this preliminary test and will not be completely cleaned up until it is connected to production facilities.  Drilling operations were halted at approximately 2,500 feet, or approximately 50%, into the planned lateral length of 5,000 feet.  This well will be placed on production once facility construction is completed later in the first quarter.  Production will be monitored for an extended period of time to measure the reservoir properties of this well.

The GASRS 20-1 well, drilled during the third quarter and completed during the fourth quarter in the Burr Ferry Field in Vernon Parish, encountered numerous hydrocarbon shows during drilling operations and tested at rates consistent with recent results in the area for a short period of time.  Previously disclosed mechanical difficulties experienced during the initial completion and cleanup of the well could not be remedied, which made it impossible for the well to produce commercial quantities of hydrocarbons.  Based on drilling results and short lived production performance, this well is a candidate to be sidetracked.

Price Risk Management

Swift Energy has purchased crude oil floors that will cover more than 20% of its currently expected first quarter 2012 crude oil production at an average NYMEX strike price of $100.50 per barrel.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

2012 Company Guidance

In accordance with its demonstrated long-term strategy, Swift Energy currently plans to balance its 2012 capital expenditures with its 2012 cash flow and cash on hand.  Current 2012 spending plans are budgeted at $575 million to $625 million in total capital expenditures.   For 2012, Swift Energy is targeting production to increase 14% to 20% and proved reserves to increase 10% to 15%, over respective 2011 levels, with a focus on oil and liquid rich opportunities.

Earnings Conference Call

Swift Energy will conduct a live conference call today, February 23, at 10:00 a.m. EST to discuss fourth quarter 2011 financial results.  To participate in this conference call, dial     973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call.  A digital replay of the call will be available later on February 23 until March 1, by dialing 855-859-2056 and using Conference ID # 41671533.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

2012 Analyst/Investor Meeting

Swift Energy will host a meeting with financial analysts, portfolio managers and investors on March 15, 2012 in Houston, Texas.  At this meeting, Swift Energy’s management will provide an annual briefing that will include an update on certain 2011 results and cover operational and financial plans and guidance for the full year 2012. An audio webcast accompanied with the slides of the presentation will be available on the Company’s website www.swiftenergy.com by clicking on the event hyperlink commencing on March 15, 2012.

The meeting begins at 8:00 a.m. CDT on Thursday, March 15, and is being held at the Hilton Houston North on Greenspoint Drive in Houston, Texas. Anyone interested in attending this meeting should contact the Company’s Investor Relations Department at 1-800-777-2412.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2012 production and reserves growth, estimates of 2012 capital expenditures And guidance estimates for the first quarter of 2012 and full-year 2012.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
December 31, 2011
(Unaudited)
(In Millions)

PV-10 Value(1)	$ 1,918
Future Income Taxes (discounted at 10% per year)	(400)
Standardized Measure of Discounted Future Net
Cash Flows relating to oil and gas reserves	$ 1,518

(1)	The PV-10 value for 2011 is net of $75.0 million of asset retirement obligation liabilities.

SWIFT ENERGY COMPANY
PROVED RESERVES INFORMATION
December 31, 2011
(Unaudited)

	Natural Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)
Proved Reserves as of Dec. 31, 2010	422.9	39.3	22.9
Revisions	4.3	(3.3)	(2.1)
Purchases of minerals	--	--	--
Sales of minerals	(64.8)	(3.9)	(1.4)
Extensions/Discoveries	286.0	2.6	7.7
Production	(31.8)	(3.9)	(1.4)
Proved Reserves as of Dec. 31, 2011	616.8	30.9	25.8

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Revenues:
Oil & Gas Sales	$155,804	$115,745	35%	$602,341	436,632	38%
Other	(711)	292		(3,210)	1,797
Total Revenue	$155,093	$116,037	34%	$599,131	438,429	37%
Income From Continuing Operations	$20,672	$10,319	100%	$84,610	46,475	82%
Basic EPS – Continuing Operations	$0.48	$0.25	92%	$1.96	1.19	64%
Diluted EPS – Continuing Operations	$0.48	$0.25	92%	$1.95	1.18	65%
Net Cash Provided By Operating Activities – Continuing Operations	$84,544	$65,255	30%	$373,058	258,996	44%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.98	$1.63	22%	$8.75	6.72	30%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$99,409	$66,343	50%	$374,173	257,703	45%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$2.33	$1.65	41%	$8.78	6.69	31%
Weighted Average Shares Outstanding (Basic)	42,480	39,823	7%	42,394	38,300	11%
Weighted Average Shares Outstanding (Diluted)	42,654	40,106	6%	42,629	38,524	11%
EBITDA (non-GAAP measure)	$102,638	$71,495	44%	$396,470	274,273	45%
Production (MMBoe) – Continuing Operations	2.70	2.18	24%	10.53	8.33	26%
Realized Price ($/Boe) – Continuing Operations	$57.73	$52.98	9%	$57.22	52.42	9%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 9.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$84,544	$65,255	30%
Increases and Decreases In:
Accounts Receivable	19,319	8,528
Accounts Payable and Accrued Liabilities	(2,057)	(6,284)
Income Taxes Payable	(161)	(285)
Accrued Interest	(2,236)	(871)
Cash Flow Before Working Capital Changes – Continuing Operations	$99,409	$66,343	50%

	Year Ended
	December 31, 2011	December 31, 2010	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$373,058	$258,996	44%
Increases and Decreases In:
Accounts Receivable	12,625	6,691
Accounts Payable and Accrued Liabilities	(10,134)	(472)
Income Taxes Payable	73	(247)
Accrued Interest	(1,449)	(7,265)
Cash Flow Before Working Capital Changes – Continuing Operations	$374,173	$257,703	45%

	Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$20,672	$10,319	100%
Provision for Income Taxes	12,672	7,045
Interest Expense, Net	10,117	8,633
Depreciation, Depletion & Amortization & ARO (b)	59,177	45,498
EBITDA	$102,638	$71,495	44%

	Year Ended
	December 31, 2011	December 31, 2010	Percent Change
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$84,610	$46,475	82%
Provision for Income Taxes	50,494	27,833
Interest Expense, Net	35,566	33,437
Depreciation, Depletion & Amortization & ARO (b)	225,800	166,528
EBITDA	$396,470	$274,273	45%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2011	As of December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$251,696	$86,367
Other Current Assets	76,455	71,427
Current Assets Held for Sale	-	564
Total Current Assets	328,151	158,358

Oil and Gas Properties	4,428,013	3,913,602
Other Fixed Assets	38,832	37,505
Less-Accumulated DD&A	(2,599,079)	(2,378,262)
Total Properties	1,867,766	1,572,845

Other Assets	16,552	12,713
	$2,212,469	$1,743,916
Liabilities:
Current Liabilities	$211,794	$156,735
Long-Term Debt	719,775	471,624
Deferred Income Taxes	206,567	157,565
Asset Retirement Obligation	67,115	70,171
Other Long-term Liabilities	10,709	7,804
Stockholders’ Equity	996,509	880,017
	$2,212,469	$1,743,916

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Year Ended
	December 31, 2011	Per Boe	December 31, 2011	Per Boe
Revenues:
Oil & Gas Sales	$155,804	$57.72	$602,341	$57.22
Other Revenue	(711)		(3,210)
	155,093	57.46	599,131	56.91
Costs and Expenses:
General and Administrative, net	12,675	4.70	45,362	4.31
Depreciation, Depletion & Amortization	58,089	21.52	221,230	21.02
Accretion of Asset Retirement Obligation (ARO)	1,088	0.40	4,570	0.43
Lease Operating Costs	26,495	9.82	104,791	9.95
Severance & Other Taxes	13,285	4.92	52,508	4.99
Interest Expense, Net	10,117	3.75	35,566	3.38
Total Costs & Expenses	121,749	45.11	464,027	44.08
Income from Continuing Operations Before Income Taxes	33,344	12.35	135,104	12.83
Provision for Income Taxes	12,672	4.69	50,494	4.80
Income from Continuing Operations	20,672	7.66	84,610	8.04
Income (Loss) from Discontinued Operations, Net of Taxes	(36)	NM	14,211	NM
Net Income	$20,636	NM	$98,821	NM

Additional Information:
Total Capital Expenditures	$90,623		$515,738
Capitalized Geological & Geophysical	$7,325		$28,860
Capitalized Interest Expense	$1,947		$7,667
Deferred Income Tax	$12,663		$48,995

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2011	December 31, 2010
Cash Flows From Operating Activities:
Net Income	$98,821	$46,294
(Gain) Loss From Discontinued Operations, Net of Taxes	(14,211)	181
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	221,230	162,572
Accretion of Asset Retirement Obligation (ARO)	4,570	3,956
Deferred Income Taxes	48,995	32,881
Stock Based Compensation Expense	12,625	10,256
Other	2,143	1,563
Change in Assets and Liabilities -
Increase in Accounts Receivable	(12,625)	(6,691)
Increase in Accounts Payable and Accrued Liabilities	10,134	472
Increase/(Decrease) in Income Taxes Payable	(73)	247
Increase in Accrued Interest	1,449	7,265
Cash Provided by Operating Activities – Continuing Operations	373,058	258,996
Cash Provided by Operating Activities – Discontinued Operations	(2)	(41)
Net Cash Provided by Operating Activities	373,056	258,955

Cash Flows From Investing Activities:
Additions to Property and Equipment	(505,332)	(353,648)
Proceeds from the Sale of Property and Equipment	50,284	133
Cash Used in Investing Activities – Continuing Operations	(455,048)	(353,515)
Cash Provided by Investing Activities – Discontinued Operations	5,000	5,000
Net Cash Used in Investing Activities	(450,048)	(348,515)

Cash Flows From Financing Activities:
Proceeds From Long-Term Debt	247,890	---
Net Proceeds From Issuance of Common Stock	2,151	142,917
Purchase of Treasury Shares	(3,393)	(1,828)
Payments of Debt Issuance Costs	(4,327)	(3,631)
Cash Provided by Financing Activities – Continuing Operations	242,321	137,458
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Provided by Financing Activities	242,321	137,458
Net Increase in Cash and Cash Equivalents	165,329	47,898
Cash and Cash Equivalents at the Beginning of the Period	86,367	38,469
Cash and Cash Equivalents at the End of the Period	$251,696	$86,367

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Percent Change		Dec. 31, 2010	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,699	2,542	6%		2,185	24%
Natural Gas (Bcf)	7.90	8.15	(3	) %	5.46	45%
Crude Oil (MBbl)	950	937	1%		976	(3	) %
NGL (MBbl)	432	247	75%		299	44%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$57.73	$56.31	3%		$52.98	9%
Natural Gas ($/Mcf)	$3.39	$3.68	(8	) %	$3.57	(5	) %
Crude Oil ($/Bbl)	$111.79	$105.55	6%		$85.52	31%
NGL ($/Bbl)	$52.86	$57.76	(8	) %	$42.81	23%

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2012
GUIDANCE ESTIMATES

	Actual For Fourth Quarter 2011	Guidance For First Quarter 2012			Guidance For Full Year 2012

Production Volumes (MMBoe)	2.70	2.72	-	2.80	12.0	-	12.6

Production Mix:
Natural Gas (Bcf)	7.90	8.91	-	9.18	38.0	-	39.9
Crude Oil (MMBbl)	0.95	0.85	-	0.88	3.97	-	4.17
Natural Gas Liquids (MMBbl)	0.43	0.38	-	0.39	1.72	-	1.81
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.15)	($0.25)	-	($0.50)	($0.25)	-	($0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$17.73	$5.00	-	$8.00	$3.00	-	$7.00
NGL (per Bbl)
Percent of NYMEX Crude	56%	45%	-	55%	45%	-	55%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$9.82	$9.65	-	$9.95	$9.10	-	$9.50
Severance & Ad Valorem Taxes (as % of Revenue dollars)	8.5%	8.0%	-	9.0%	8.0%	-	9.0%
Other Costs:
G&A per Boe	$4.70	$4.50	-	$4.70	$4.05	-	$4.25
Interest Expense per Boe	$3.75	$4.70	-	$4.95	$4.25	-	$4.50
DD&A per Boe	$21.52	$21.75	-	$22.25	$21.75	-	$22.25
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$124,827	$140,700	-	$160,100	$538,000	-	$585,000
Acquisitions/(Dispositions), net	$(43,476)	---	-	---	---	-	---
Capitalized G&G (Note 4)	$7,325	$ 7,300	-	$ 7,600	$ 28,000	-	$ 30,000
Capitalized Interest	$1,947	$ 2,000	-	$ 2,300	$ 8,000	-	$ 10,000
Total Capital Expenditures	$90,623	$150,000	-	$170,000	$575,000	-	$625,000

Basic Weighted Average Shares	42,480	42,600	-	42,800	42,700	-	43,000
Diluted Computation:
Weighted Average Shares	42,654	42,900	-	43,100	43,000	-	43,200

Effective Tax Rate	38.0%	38.0%	-	41.0%	38.0%	-	41.0%
Deferred Tax Percentage	99%	98%	-	100%	98%	-	100%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.